SCHEDULE A
                      TO THE INVESTMENT ADVISORY AGREEMENT
          BETWEEN THE POTOMAC FUNDS AND RAFFERTY ASSET MANAGEMENT, LLC

        Pursuant to section 1 of the Investment Advisory Agreement between the Potomac Funds (the "Trust") and Rafferty Asset Management, LLC (the "Rafferty"), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Portfolios of the Trust listed below. As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

                                                   Advisory Fee as a % of
                                                      Average Daily Net
Portfolios of the Trust                            Assets Under Management
-----------------------                            -----------------------

For each Fund listed below:                               0.75%

        OTC Plus Fund
        Dow 30 Plus Fund
        Small Cap Plus Fund
        Dynamic HY Bond Fund
        ContraBond Fund
        10 Year Plus Fund

For each Fund listed below:                               0.90%

        Small Cap/Short Fund
        U.S./Short Fund

For each Fund listed below:                               0.95%

        Dollar Bear Fund
        Short Real Estate Fund
        Commodity Bull Fund

For each Fund listed below:                               1.00%

        Warwick Fund
        Horizon Fund
        Evolution Managed Bond Fund and Evolution Managed Equity Fund Spectrum High Yield Plus Fund, Spectrum Global Perspective Fund, and Spectrum Equity Opportunity Fund
        HCM Freedom Fund

For the U.S. Government Money Market Fund                 0.50%

Dated:  September 22, 1997, as amended January 18, 2005